EXHIBIT 4.2

                              FIRST AMENDMENT
                    TO REVOLVING CREDIT LOAN AGREEMENT
                                 (SECURED)


     THIS FIRST AMENDMENT to Revolving Credit Loan Agreement (Secured) is entered into this 27th day of July, 1995 among MANATRON, INC. (the "Borrower"), ATEK INFORMATION SERVICES, INC., SPECIALIZED DATA SYSTEMS, INC. (the foregoing two corporations are hereinafter referred to as the "Subsidiaries") and COMERICA BANK (the "Bank").


                                BACKGROUND

     The Bank, the Borrower and the Subsidiaries have entered into a Revolving Credit Loan Agreement (Secured) dated November 11, 1994 (the "Agreement"). The Borrower and the Subsidiaries are in default of certain covenants set forth in the Agreement. The Borrower and the Subsidiaries have requested that the Bank waive the defaults under such covenants and amend such covenants in accordance with the terms of this Agreement. The Bank is willing to waive such defaults and amend such covenants as described herein in consideration of the agreements of the Borrower and the Subsidiaries set forth below.


                           TERMS AND CONDITIONS

     THEREFORE, in consideration of the facts set forth above and the terms and conditions contained below, the parties hereby agree as follows:

     1. AMENDMENTS TO SECTIONS 6.7, 6.11, 6.13 AND 7.6. Sections 6.7, 6.11, 6.13 and 7.6 of the Agreement are hereby amended in their entirety to read as follows:

     6.7 MAINTAIN WORKING CAPITAL. On a consolidated basis, maintain Working Capital for the Borrower of not less than the amounts specified during the periods specified below:

          (a)  $6,200,000 from April 30, 1995 until April 29, 1996,
          (b)  $6,400,000 from April 30, 1996 until April 29, 1997,
          (c)  $6,600,000 from April 30, 1997 until April 29, 1998,
          (d)  $6,800,000 from April 30, 1998 until April 29, 1999,
               and
          (f) $7,000,000 from April 30, 1999 and at all times thereafter.

     6.11 TITLE INSURANCE; SURVEY. On or before December 31, 1995, the Borrower shall furnish to the Bank, in form and content satisfactory to the Bank, (i) a policy in the amount of $200,000 insuring the Bank's Continuing Collateral Mortgage as a first lien under a standard ALTA title insurance policy, subject only to the Permitted Liens, with such endorsements as the Bank may require, (ii) a survey of the Real Property made within thirty
(30) days of the title insurance policy showing the improvements situated therein to be within all lot lines and set-back lines, showing all easements (identified by recording information), showing no encroachments and showing such other information as the Bank may request, said survey to be certified to the Bank, the title company and such other persons as the Bank may request in such form and content as the Bank may request; and
(iii) any additional mortgages or other documentation requested by the Bank to grant to the Bank a perfected first mortgage lien in the Real Property.

     6.13 LEGEND ON CHATTEL PAPER. On or before September 30, 1995, the Borrower and each of the Subsidiaries shall add the following legend to the first page of each installment purchase agreement, lease agreement and other Chattel Paper in which the Borrower or any of the Subsidiaries is the seller, lender or lessor and shall, in the future, add the following legend to each such document at the time of execution of such document: "This instrument and all rights to receive the payments due hereunder are subject to a security interest in favor of Comerica Bank."

     7.6 GUARANTEE OBLIGATIONS. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for (a) the endorsement of negotiable instruments by the Borrower in the ordinary course of business for deposit or collection, (b) the Borrower's guarantee of approximately $1,400,000 owed by Allen F. Peat to Ronald Stoynoff on the date of this Agreement, and (c) the Borrower's guarantee of all indebtedness owed to the Bank by the Trustee of the Manatron, Inc. Employee Stock Ownership and Salary Deferral Plan Trust.

     2. NO OTHER AMENDMENTS. Except as specifically amended in section 1 above, all of the terms and conditions of the Agreement and all other documents referred to in the Agreement shall remain in full force and effect.

     3. REPRESENTATIONS AND WARRANTIES. The Borrower and the Subsidiaries reiterate and affirm the representations and warranties made in section 5 of the Agreement, effective as of the date of this Amendment. The Borrower and the Subsidiaries further represent and warrant to the Bank that, upon execution of this Amendment by all parties, no Event of Default (as defined in the Agreement) has occurred which has not been cured by the Borrower and the Subsidiaries or waived in writing by the Bank and no event has occurred, which with notice and/or the passage of time, could become an Event of Default and which has not been cured by the Borrower and the Subsidiaries or waived in writing by the Bank.

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     4.   WAIVER OF DEFAULTS.  The Bank hereby waives any failure of the
Borrower to fulfill the requirements of sections 6.7, 6.11, 6.13 and 7.6 of the Agreement prior to the date of this Amendment. The foregoing waiver will not constitute a waiver of: (i) any other "Event of Default" under the Agreement; or (ii) any failure of the Borrower to comply, after the date hereof, with the provisions of sections 6.7, 6.11, 6.13 and 7.6 of the Agreement, as amended.

     5. MISCELLANEOUS. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan. This Amendment: constitutes the entire agreement among the parties relating to the amendment of the Agreement; supersedes all prior agreements, commitments and understandings among the parties relating to amendment of the Agreement; and cannot be changed or terminated orally.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first set forth above.

                              MANATRON, INC.


                              By:  /S/ ALLEN F. PEAT
                                   Allen F. Peat
                              Its: President


                              By:  /S/ PAUL R. SYLVESTER
                                   Paul R. Sylvester
                              Its: Chief Financial Officer and Treasurer



                              ATEK INFORMATION SERVICES, INC.


                              By:  /S/ ALLEN F. PEAT
                                   Allen F. Peat
                              Its: Chairman of the Board



                              SPECIALIZED DATA SYSTEMS, INC.


                              By:  /S/ ALLEN F. PEAT
                                   Allen F. Peat
                              Its: Chairman of the Board




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                              COMERICA BANK


                              By:  /S/ JULIE A. PAUSCH
                                   Julie A. Pausch
                              Its: Vice President













































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